UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2008

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 5, 2008, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Best Buy Co., Inc. (the “registrant”), approved special, performance-based long-term incentive awards (“Performance Awards”) for 20 officers. The objective of the Performance Awards is to provide the recipients with additional incentive to achieve specified revenue and profit growth for the registrant. Among the recipients were the following three individuals, each of whom were “named executive officers” pursuant to Item 402 of Regulation S-K for purposes of the registrant’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008:

•                  Brian J. Dunn, President and Chief Operating Officer;

•                  Robert A. Willett, Chief Executive Officer — Best Buy International and Chief Information Officer; and

•                  James L. Muehlbauer, Executive Vice President — Finance and Chief Financial Officer.

The Performance Awards were granted in addition to the annual incentive awards typically granted by the registrant.

Concurrent with the approval of the Performance Awards, the Committee also approved stock option awards for employees who are eligible to participate in the registrant’s Long-Term Incentive Program, except that the stock option awards were not granted to any Performance Award recipients. The stock option awards were intended to link leader success with the creation of shareholder value and to encourage growth across the organization. Bradbury H. Anderson, Vice Chairman and Chief Executive Officer, requested that he not be granted any stock option awards.

The Performance Awards were made in the form of performance shares pursuant to the registrant’s 2004 Omnibus Stock and Incentive Plan, as amended (“Omnibus Plan”). The Committee approved a target amount of performance shares for each individual’s Performance Award. The Performance Awards represent, at the time of vesting, the right to receive one share of the registrant’s Common Stock for each performance share earned pursuant to the Performance Awards.

There are two separate, but partially overlapping, performance periods covered by the Performance Awards. The first period began on June 1, 2008, and ends on February 26, 2011 (end of fiscal 2011). The second period also began on June 1, 2008, but ends on March 3, 2012 (end of fiscal 2012). One-half of the total Performance Award opportunity is available with respect to each performance period.

The percentage of the target amount of a Performance Award that is earned for each performance period will be determined based on the application of an incentive formula approved by the Committee. The incentive formula includes the registrant’s compound annual revenue growth, profit growth and comparable store sales metrics, as follows:

The maximum amount of the Performance Award that could be earned by an individual is 250% of his or her target amount. In order for any portion of a Performance Award to be earned, the registrant must achieve a minimum of 7% compound annual revenue growth (coupled with a minimum 17% compound annual profit growth) or 7%

compound annual profit growth (coupled with a minimum 14% compound annual revenue growth) during one of the performance periods. The target and maximum award amounts that may be earned by each of the named executive officers pursuant to the Performance Awards are as follows:

	Performance Shares
Name and Title	Target Award Amount (#)	Maximum Award Amount (#)
Brian J. Dunn	190,000	475,000
President and Chief Operating Officer

Robert A. Willett	190,000	475,000
Chief Executive Officer — Best Buy International and Chief Information Officer

James L. Muehlbauer	100,000	250,000
Executive Vice President — Finance and Chief Financial Officer

The earned amount of the Performance Awards, if any, will vest at the end of each respective performance period and will be distributed in accordance with the Omnibus Plan and the Performance Share Award Agreement. Except in the case of a qualified retirement or a change in control, individuals must be employed with the registrant through February 26, 2011, to earn any award. If an individual’s employment is terminated, except in the case of a qualified retirement or a change in control, prior to February 26, 2011, all rights with respect to the Performance Award will be immediately and irrevocably forfeited. Upon a qualified retirement, as defined in the Performance Share Award Agreement, the Performance Award will vest on a pro-rated basis at the end of each performance period. Upon the occurrence of certain events such as death, disability, retirement or voluntary termination of employment during the last year of the second performance period, the amount of the award that may be earned with respect to the second performance period will be pro-rated. If there is a change-in-control of the registrant, as defined in the Performance Share Award Agreement, prior to March 3, 2012, the unvested portion of the Performance Awards will immediately vest and each individual will acquire the right to receive 20% of the unvested portion of the maximum amount of the Performance Award. To the extent the Performance Award is earned and vested, each individual will also be entitled to receive accrued cash dividend payments, from June 1, 2008, associated with the number of shares of Common Stock delivered.

The foregoing is a summary of the Performance Awards and does not purport to be complete. The foregoing is qualified in its entirety by reference to the form of Performance Share Award Agreement issued in connection with the Performance Awards. A copy of the form of Performance Share Award Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Best Buy Co., Inc. Performance Share Award Agreement dated August 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: August 8, 2008	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer